UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 15, 2011
DIGITILITI, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	000-53235	26-1408538
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

266 EAST 7TH STREET, 4TH FLOOR SAINT PAUL, MINNESOTA	55,101
(Address of Principal Executive Offices)	(Zip Code)
Registrant's telephone number, including area code: (651) 925-3200

(Former name or former address if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Effective December 1, 2011, Jack B. Scheetz will resign as the Interim President and Chief Executive Officer of Digitiliti, Inc. (the “Company”) as contemplated by his employment agreement, which provides that Mr. Scheetz would execute the responsibilities of President and CEO until the Company's hired and employed a new president and CEO. Mr. Scheetz will remain a member of the Company's Board of Directors, and plans to have a continuing active role with the Company in its strategic developments.

(c) Effective December 1, 2011, David Macey, will become the President and Chief Executive Officer of the Company. Mr. Macey has served as Chief Executive Officer of SwiftKnowledge, Inc. since 2010. Swiftknowledge is a global provider of web-based business intelligence (BI) software that offered the only cloud computing-based suite designed for the financial industry. From 2008 until the sale of McAfee, Inc. in 2010, Mr. Macey served as vice president and general manager of McAfee Inc.'s industry-leading, $300 million Web and Email Security business unit, where he grew the business unit's revenue by 19 percent year-over-year and was responsible for its engineering, product management and product marketing functions. During 2008, Mr. Macey served as vice president and general manager of the $100 million Secure Web Gateway division of Secure Computing, where he increased the division's revenue by 45 percent year-over-year, achieved top market share in the web security appliance segment for International Data Corp.'s 2008 ranking, and implemented new product development and quality assurance processes. Secure Computng was sold to McAfee in 2008. From 2003 to 2007, Mr. Macey served as vice president of enterprise content management sales at Oracle Corp. and executive vice president of international operations at Stellent, Inc. - which was acquired by Oracle in March 2007 - where he grew international sales by more than 100 percent during a 36-month period. Before joining Stellent, Mr. Macey was the chairman and chief technology officer for Millennium Communications Corp., a regional U.S. Internet services provider. Overall, Mr. Macey brings more than 17 years of industry experience to his role as President and CEO of the Company.

In connection with his appointment, Mr. Macey and the Company executed a Term Sheet that identifies material terms to be included in his Employment Agreement that is expected to be executed prior to December 1, 2011. Under the terms of the Term Sheet, Mr. Macey will receive a base salary of $190,000 per year and is eligible to receive performance incentive bonuses of up to $120,000 during 2012, along with discretionary performance bonuses as determined by the Company's Compensation Committee. In addition, Mr. Macey will be granted an option on December 31, 2011, to purchase 4,000,000 shares of the Company's common stock with the exercise price equaling the closing price of the Company's common stock on December 31, 2011 that will vest ratably as to one-third (1/3rd) on on December 31, 2011, one-third (1/3rd) on December 31, 2012 and one-third (1/3rd) on December 31, 2013. Mr. Macey will also be granted on option on December 31, 2011 to purchase 6,000,000 shares of common stock “Performance Options” that will vest ratably as to one-third (1/3rd) on December 31, 2012, one-third (1/3rd) on December 31, 2013 and one-third (1/3rd) on December 31, 2014. The vesting of these performance options are conditioned on Mr. Macey meeting or exceeding certain revenue targets to be agreed to between Mr. Macey and the Company's Board of Directors.

Additional terms of Mr. Macey's employment will be documented in the Employment Agreement.

The foregoing description of the Term Sheet does not purport to be complete and is qualified in its entirety by reference to the complete text of the Term Sheet, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

On November 16, 2011, the Company issued a press release announcing the appointment of Mr. Macey. A copy of the press release is attached hereto as Exhibit 99.1, which is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. The information in Exhibit 99.1 shall not be incorporated by reference into any filing under the Securities Exchange Act of 1934 or the Securities Act of 1933. as amended, except as expressly set forth by specific reference in such a filing.

Section 5 - Corporate Governance and Management

Item 5.07 Submission of Matters to a Vote of Security Holders.

The Company held its annual meeting of stockholders on November 15, 2011. At the meeting, the stockholders approved all of the following proposals set forth in the Definitive Proxy Statement on Form DEF 14A filed with the SEC on October 4, 2011:

1.
Election of four directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified. The results of the votes to elect the four directors was as follows:

Name	Votes For	Votes Withheld	Broker Non-Votes
Jack B. Scheetz	38,623,237	179,829	2,813,583
Kent O. Lillemoe	38,623,437	179,629	2,813,583
Kedar R. Belhe	13,693,752	25,109,314	2,813,583
David F. Dalvey	38,583,437	219,629	2,813,583

2.
Approval of the amendment to our Certificate of Incorporation to increase the number of authorized shares from 135,000,000 to 200,000,000 shares and allocate the additional shares as common stock. The proposal was approved based on the following votes:

Votes for approval	41,192,986
Votes against	5,152,643
Abstentions	165,867
Broker non-votes	10,562,013

3.
Ratification of appointment of Malone and Bailey, LP to serve as the independent registered public accounting firm for the year ending December 31, 2011. The proposal was approved based on the following votes:

Votes for approval	46,394,390
Votes against	3,537
Abstentions	128,571
Broker non-votes	none

Section 9- Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(d)    Exhibits

Exhibit No.                    Description

10.1	Term Sheet dated November 15, 2011, between David Macey and Digitiliti, Inc.

99.1	Press Release of Digitiliti, Inc. dated November 16, 2011.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
DIGITILITI, INC.
Date: November 18, 2011
By: /s/ William McDonald
Name: William McDonald
Title: Chief Financial Officer
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